October 31, 1996                          Contact:  Chris Ahearn
                                       (704) 633-8250, Ext. 2892


For Immediate Release

        FOOD LION, INC. TO ACQUIRE KASH N' KARRY FOOD STORES, INC.
                   IN TRANSACTION VALUED AT $341 MILLION

                --Financial Resources, Buying Efficiencies and Technological Leadership of Food Lion Will Make Kash n' Karry
             a Stronger Competitor in West Central Florida --

      --"Will Benefit Consumers in West Central Florida Because More Competition Means Lower Prices and Continued High-Quality Customer Service
       for Everyone," Says Food Lion President and CEO Tom Smith --

        --"Gives Us Access to the Capital We Need to Accelerate Our
             Store Remodeling Program and Grow Our Business,"
           Says Kash n' Karry Chairman and CEO Ronald Johnson --


SALISBURY,  NC AND TAMPA, FL, OCTOBER 31, 1996 -- Food Lion, Inc.  (Nasdaq-
NNM: FDLNA, FDLNB), of Salisbury, North Carolina, one of the nation's ten largest supermarket chains with more than 1,100 stores in 14 states, and Kash n' Karry Food Stores, Inc. (Nasdaq-NNM: KASH), of Tampa, Florida, with 100 food stores and other facilities in West Central Florida, today announced that they have signed a definitive agreement under which Food Lion will acquire Kash n' Karry in a transaction valued at approximately $341 million.

Under the transaction, holders of Kash n' Karry common stock will receive $26.00 in cash per share, and Food Lion will also refinance $221 million of Kash n' Karry's existing long-term debt. Kash n' Karry's Board of Directors has unanimously approved the transaction and recommended approval and adoption of the merger by Kash n' Karry's shareholders. PaineWebber
Incorporated rendered a fairness opinion to Kash n' Karry's Board of Director's and is acting as financial advisor to Kash n' Karry in connection with the transaction. The companies also said that certain institutional investors who together own more than 51% of Kash n' Karry's common stock outstanding have committed to support the transaction and have granted proxies and options on their shares in favor of Food Lion.

Food   Lion   expects  that,  as  contemplated  synergies  and  operational improvements take effect, the transaction will increase Food Lion's earnings per share in the future.

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Tom  Smith, President and Chief Executive Officer of Food Lion, said: "This agreement will enhance competition in West Central Florida by putting the financial resources of Food Lion behind the Kash n' Karry name, enabling Kash n' Karry to position itself more effectively as a viable competitor with the area's major supermarket chains. This will benefit consumers in West Central Florida because more competition means lower prices and continued customer service for everyone."

"This transaction is consistent with Food Lion's stated corporate goal of growing the company prudently through a combination of internal expansion and acquisitions," Smith said.

Commenting on the transaction, Kash n' Karry Chairman and Chief Executive Officer Ronald Johnson said; "We are really excited about this agreement. While allowing us to continue operating our stores under the Kash n' Karry banner, it gives us access to the capital we need to accelerate our store remodeling program and grow our business. It also allows us to take advantage of Food Lion's lower cost of capital based on its strong credit ratings, buying efficiencies and industry leadership in technology, which we expect to produce cost savings that we plan to share with our 1,100,000 weekly shoppers. And Food Lion clearly values the contribution that our 9,300 associates have made to deliver on our total commitment to freshness, high quality, and customer service."

Food Lion said that it plans to invest up to $150 million to remodel and upgrade Kash n' Karry stores in the first four years following completion of the transaction, with funds primarily derived from Kash n' Karry's cash flow from operations. Food Lion and Kash n' Karry have found that remodeled and upgraded stores general achieve significantly increased sales.

The parties intend to complete that transaction as expeditiously as possible. Consummation of the transaction, which is subject to approval by holders of a majority of the outstanding shares of Kash n' Karry, the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and other customary closing conditions, is expected to occur later this year or early next year.

In connection with this transaction, Food Lion has received an underwritten bank commitment from Chase Manhattan Bank, which will arrange and syndicate a new credit facility that will replace Food Lion's current borrowing facility and provide financing for the transaction. Chase Securities Inc. is Food Lion's financial advisor the transaction.

For the 36 weeks ended September 7, 1996, Food Lion reported sales of $6.2 billion, EBITDA of $409.4 million, and net income of $139.4 million. Food Lion is one of the nation's ten largest supermarket chains, with 1995 sales of $8.2 billion and net income of $172 million. Food Lion and its more than 72,000 employees serve more than nine million customers per week by providing Extra Low Prices and More at 1,100 in 14 states.

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
For the fiscal year ended July 28, 1996, Kash n' Karry reported sales of $1.02 billion, EBITDA of $56.8 million, and net income of $2.0 million. Kash n' Karry operates 100 food stores in West Central Florida. With more than 9,300 employees, it is one of Tampa Bay's largest employers.

"Safe   Harbor"   Statement   Regarding  Forward-looking   Information   or
Statements: All forward-looking information or statements in this news release concerning either or both Food Lion, Inc. and Kash n' Karry Food Stores, Inc. are based on the current knowledge of the respective managements of the two companies of factors affecting either or both of their respective businesses, all of which are subject to inherent risks and uncertainties that could cause such statements to prove incorrect. Among the risks that may have a bearing on such forward-looking statements are fluctuations in the economy generally and in the localities of the two companies' stores, competitive developments including the entry of new competitors, and the ability to realize the synergies, operational improvements and expected costs savings in a timely manner. Investors should review other disclosures as set forth in documents filed by each of the two companies with the Securities and Exchange Commission.

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